Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Valley National Bancorp:

We consent to the use of our report dated January 16, 2002, with respect to the consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2001, of Valley National Bancorp and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

Short Hills, New Jersey
February 18, 2005